                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Grey Wolf, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                GREY WOLF, INC.
                        10370 RICHMOND AVENUE, SUITE 600
                              HOUSTON, TEXAS 77042

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 9, 2000

                          ---------------------------


         Notice is hereby given that the annual meeting of shareholders of Grey Wolf, Inc. a Texas corporation (the "Company"), will be held at the Adam's Mark Hotel, 2900 Briarpark Drive, Houston, Texas 77042 on May 9, 2000, at 8:30 a.m., Houston time, and any adjournment or postponement thereof, for the following purposes:

         1. To elect three (3) directors to serve until their terms expire or until their successors are elected and qualified; and

         2. To consider and act upon such other business as may properly be presented to the annual meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on April 3, 2000, as the record date for determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. A shareholders' list will be available commencing APRIL 21, 2000, and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 10370 Richmond Avenue, Suite 600, Houston, Texas 77042.

         Your vote is important. Whether or not you plan to attend the annual meeting in person, we request that you sign, date and return the enclosed proxy card promptly in the enclosed stamped envelope. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.


                                   By Order of the Board of Directors,



                                   DAVID W. WEHLMANN,
                                   Secretary

April 4, 2000

                                GREY WOLF, INC.
                        10370 RICHMOND AVENUE, SUITE 600
                              HOUSTON, TEXAS 77042

                                PROXY STATEMENT


         This proxy statement, the accompanying Notice of Meeting of Shareholders and the enclosed proxy card are first being mailed to the shareholders of Grey Wolf, Inc., a Texas corporation (the "Company"), commencing on or about April 7, 2000, in connection with the solicitation by the board of directors of the Company (the "Board of Directors") of proxies to be voted at the annual meeting of shareholders to be held at the Adam's Mark Hotel, 2900 Briarpark Drive, Houston, Texas 77042 on Tuesday, May 9, 2000, at 8:30 a.m., Houston, Texas time and at any adjournments or postponements thereof (the "Meeting"), for the purposes set forth in the accompanying notice.

         Proxies will be voted in accordance with the directions specified thereon and otherwise in the discretion of the persons designated as proxies on other matters properly brought before the Meeting. Any proxy on which no direction is specified will be voted "FOR" the election of the nominees named herein to Class I of the Board of Directors under Proposal 1.

         A shareholder may revoke a proxy by:

         o        delivering to the Company written notice of revocation;
         o        delivering to the Company a signed proxy of a later date; or
         o        appearing at the Meeting and voting in person.

Votes will be tabulated and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote.

                               VOTING AT MEETING

         As of April 3, 2000, the record date for the determination of shareholders entitled to vote at the Meeting, there were outstanding and entitled to vote 165,527,591 shares of the Company's common stock, par value $.10 per share (the "Common Stock"). Each share of Common Stock entitles the holder to one vote on all matters presented at the Meeting. Holders of a majority of the outstanding shares of Common Stock must be present, in person or by proxy, to constitute a quorum for the transaction of business. The election of directors requires a plurality of votes cast at the Meeting with respect to the election of directors. Proxies that are marked "abstain" and proxies relating to "street name" shares that are returned to the Company but marked by brokers as "not voted" ("broker non-votes") will be treated as present for purposes of determining whether a quorum is present, but will have no effect on the election of directors.


         If a quorum is not obtained the Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Meeting (except for any proxies which have theretofore been revoked).

                             ELECTION OF DIRECTORS


         The Company's Bylaws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office for each class expiring on the date of the third annual stockholders' meeting for the election of directors following the most recent election of directors for such class.

GENERAL INFORMATION

         The term of office of the Company's Class I Directors, William T. Donovan, Thomas P. Richards and Ivar Siem, will expire at this year's Meeting. Upon the nomination of the Board of Directors at its meeting on February 24, 2000, Messrs. Donovan and Richards are standing for reelection as Class I Directors at this year's Meeting. In addition, Mr. Frank A. Brown has been nominated as a Class I Director at this year's Meeting. Mr. Siem, a director of the Company since 1995, will not stand for re-election at the Meeting. If elected, each of Messrs. Brown, Donovan and Richards will hold office until the Company's Annual Meeting in 2003 and until his successor is elected and qualified.

         The persons named as proxies in the enclosed Proxy have been designated by the Board of Directors and, unless otherwise directed, intend to vote for the election of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by the Board of Directors. No circumstances are now known, however, that would prevent any of the nominees from serving. Set forth below under "Class II Directors" and "Class III Directors" are the names of the other Directors of the Company currently in office. Class II Directors will continue to serve until the Company's Annual Meeting of Stockholders in 2001 and Class III Directors will continue to serve until the Company's Annual Meeting of Stockholders in 2002. All Directors, or nominees for election, have been elected previously as Directors by the shareholders, except Mr. Brown who is standing for election as a Class I director for the first time this year.


            THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL THREE NOMINEES TO CLASS I OF THE COMPANY'S BOARD OF DIRECTORS.

NOMINEES FOR DIRECTOR

         Set forth below is certain information (ages as of March 25, 2000) regarding each nominee for election to the Board of Directors and each director of the Company.



                                CLASS I NOMINEES

                                                                                                             DIRECTOR
NAME AND BIOGRAPHY                                                                              AGE           SINCE
-----------------------------------------------------------------------------------------    --------------  --------
         Frank A. Brown served as Senior Vice President of ARCO Alaska, Inc.                      55             -
since 1994 until his retirement in 1999. Prior to that Mr. Brown was President of ARCO Long Beach Company from 1992 to 1994 and served as President of THUMS
Long Beach Company from 1990 to 1992.  For eight years before joining THUMS, he was Operations Manager of ARCO's Gulf of Mexico and Louisiana region. Mr. Brown was employed for 29 years by ARCO and related companies, all of which were engaged in the exploration and production of oil and gas.

         William T. Donovan has been a director of the Company since 1997. Since                  48            1997
1980, Mr. Donovan has been a Principal and Managing Director of Lubar & Co., a private investment and venture capital firm. Mr. Donovan also serves as
Chairman of the Board and Chief Financial Officer of C2, Inc., a Wisconsin
corporation, which engages in various operating and investment activities and as a director of various private industrial companies. Mr. Donovan previously served as President, Chief Financial Officer, and was a director, of Christiana
Companies, Inc., prior to its merger with Weatherford International, Inc. in
February 1999. Prior to joining Lubar & Co., Mr. Donovan was an officer with
Manufacturers Hanover Trust Company from 1976 until 1980, where he specialized in merger and acquisition financing.

         Thomas P. Richards became a director of the Company on March 24, 1998                    56            1998
and has been Chairman of the Board since November 1998. Mr. Richards joined the
Company in September 1996 as President and Chief Executive Officer. Mr.
Richards was with Diamond Offshore Drilling, Inc. ("Diamond Offshore") from
September 1990 until September 1996. He started as Senior Vice President of
Diamond M Corporation ("Diamond M"), a subsidiary of Diamond Offshore, in 1990 and was serving as Senior Vice President of Worldwide Operations when he left
Diamond Offshore in 1996. Mr. Richards served as Vice President--Land for
Penrod Drilling Corporation ("Penrod") from January 1989 until September 1990 when Diamond M purchased substantially all of Penrod's land drilling assets.
From February 1974 until December 1988, Mr. Richards owned and served as
President and Chief Executive Officer of Richards Drilling Company, a land drilling contractor based in Bay City, Texas.


                               CLASS II DIRECTORS

                                                                                                DIRECTOR
NAME AND BIOGRAPHY                                                                AGE           SINCE
-------------------------------------------------------------------------------   ---           ---------
         James K. B. Nelson has been a director of the Company since 1997.         72             1997
Prior to the acquisition of Grey Wolf Drilling Company ("GWDC") by the Company
in 1997, Mr. Nelson served as President and Chief Executive Officer of GWDC since 1978. He joined GWDC in 1960 and began his career in the oil field drilling industry as a roughneck in 1946.

         Roy T. Oliver, Jr. has been director of the Company since April 1996.     47             1996
He has been the Chairman of the Board, President and Chief Executive Officer of
U.S. Rig & Equipment, Inc., an Oklahoma corporation ("USRE"), a worldwide supplier of drilling equipment, since its organization in 1982.


                              CLASS III DIRECTORS
                                                                                                DIRECTOR
NAME AND BIOGRAPHY                                                                AGE           SINCE
--------------------------------------------------------------------------------   ---          --------

         Steven A. Webster has been a director of the Company since August         48             1996
1996. He was the Chairman of the Board and Chief Executive Officer of Falcon
Drilling Company, Inc., a marine oil and gas drilling contractor from 1988 until 1997. He was the President and Chief Executive Officer of R&B Falcon
Corporation, a marine oil and gas drilling contractor from 1998 until 1999. He currently serves as Vice Chairman of R&B Falcon and is a Managing Director of
Donaldson, Lufkin & Jenrette's merchant banking group. He serves as a director of Crown Resources Corporation (a mining company); Trust Manager of Camden
Property Trust; a general partner of Somerset Capital Partners, a New York general partnership ("SCP"), the managing member of Somerset Drilling
Associates, L.L.C., a Delaware limited liability company ("SDA"); Chairman of the Board of Carrizo Oil & Gas, Inc., an independent oil and gas exploration company; a director of Ponder Industries, Inc., an oil service and rental tool company; and a director of Geokinetics, Inc., a 3-D seismic acquisition and geophysical services provider to the oil and gas industry.

         William R. Ziegler has been a director of the Company since August        57             1996
1996 and is currently Vice Chairman of the Board of Directors. He has been a partner of the law firm of Satterlee Stephens Burke & Burke LLP since September
1999. Prior to that time he was a partner in the law firm of Parson & Brown LLP and a predecessor firm for over five years. Mr. Ziegler is a director of R&B
Falcon Corporation; a general partner of SCP, the managing member of SDA; a director of Geokinetics, Inc., a 3-D seismic acquisition and geophysical services provider to the oil and gas industry; a director of Ponder Industries,
Inc., an oil service and rental tool company; and a director of Flotek
Industries, Inc., an oil services equipment supplier.


BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION

         The Board of Directors has several standing committees, including an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating Committee.

         Audit Committee. During 1999, the Audit Committee was composed of Messrs. Donovan, Nelson and Siem. During 1999, the Audit Committee met twice. The functions of the Audit Committee include (i) reviewing the accounting principles and practices employed by the Company; (ii) meeting with the Company's independent accountants to review their report and discuss matters pertaining to their audit; and (iii) recommending annually to the Board of Directors the appointment of the Company's independent auditors.

         Compensation Committee. The Compensation Committee is currently composed of Messrs. Nelson, Siem and Webster. During 1999, the Compensation Committee met once. The Compensation Committee (i) recommends to the Board the compensation for the Company's officers; (ii) administers and makes awards under the Company's compensation plans; and (iii) monitors and makes recommendation with respect to the Company's various employee benefit plans.

         Executive Committee. The Executive Committee is currently composed of Messrs. Donovan, Richards and Ziegler. During 1999, the Compensation Committee met twice. The Executive Committee exercises the powers of the Board of Directors when the Board is not in session, except for specific authority retained by the Board. The Board has retained authority relating to, among other things, (i) amendments to the Articles of Incorporation and Bylaws; (ii) mergers, consolidations, sales or exchanges involving substantially all of the Company's assets; (iii) declarations of dividends; and (iv) issuances of stock.

         Nominating Committee. The Nominating Committee is currently composed of Messrs. Donovan, Oliver and Ziegler. During 1999, the Nominating Committee met once. The Nominating Committee recommends to the Board of Directors nominees for election to the Company's Board of Directors. Shareholders who desire to recommend nominees for election as directors should forward any such recommendation, together with the proposed nominee's qualifications and consent to be considered as a nominee, to the Secretary of the Company.

         During 1999, there were five meetings of the Board of Directors. Each director attended at least 75% or more of the aggregate number of meetings of the Board and each committee on which he served during 1999.

         Each director who is not an employee of the Company is paid an annual fee of $10,000 plus travel expenses, if any. Directors are not compensated for service on committees of the Board.

EXECUTIVE OFFICERS

         The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors at its first meeting following the annual meeting of shareholders. In addition to Messrs. Richards and Ziegler, who are listed in the foregoing table, the Company's executive officers are as follows:

          NAME             AGE                       POSITION WITH THE COMPANY
---------------------      ---     ------------------------------------------------------------
Edward S. Jacob, III       47      Senior Vice President--Marketing
Gary D. Lee                54      Senior Vice President--Human Resources
Ronnie E. McBride          50      Senior Vice President--Domestic Operations
David W. Wehlmann          41      Senior Vice President, Chief Financial Officer and Secretary
Merrie S. Costley          40      Vice President and Controller
Donald J. Guedry, Jr.      43      Vice President and Treasurer


         Edward S. Jacob, III joined the Company's operating subsidiaries as Vice President--Marketing in January 1999 and was appointed Senior Vice President--Marketing of the Company in November 1999. He served as Vice President--Operations of Bayard Drilling Technologies, Inc. from December 1996 until June 1997, at which time he was promoted to Executive Vice President of Bayard and served at this position until January 1999. Prior to December 1996, Mr. Jacob served in various operational and marketing positions with Helmerich & Payne International Drilling for 13 years.

         Gary D. Lee joined the Company in March 1997 as Vice President--Human Resources and was appointed Senior Vice President--Human Resources in February 2000. Prior to joining the Company, he was with Diamond Offshore from 1982 until 1997, where he served as Vice President--Human Resources from 1990 until March 1997.

         Ronnie E. McBride joined the Company in September 1996 as Senior Vice President--Domestic Operations. Mr. McBride was the Vice President of Turnkey Services at Diamond Offshore from December 1995 until September 1996. He served as Operational Manager of Diamond M from October 1991 until March 1993, at which time he was promoted to Vice President--Onshore Operations and served in this position until December 1995.

Prior to October 1991, Mr. McBride was Vice President--Operations for Harkins & Company for four years until it was acquired by Diamond M.

         David W. Wehlmann joined the Company in July 1996 as Vice President and Controller. He was promoted to Senior Vice President, Chief Financial Officer and Secretary in February 1998. From November 1994 until he joined the Company, Mr. Wehlmann was Vice President and Chief Accounting Officer of EnerVest Management Company, L.C., a privately-held oil and gas property acquisition and management company. Mr. Wehlmann was Controller of Convest Energy Corporation, a publicly traded oil and gas exploration and production company, from April 1991 until November 1994. Mr. Wehlmann is a certified public accountant.

         Merrie S. Costley joined the Company in January 1997 as Assistant Controller. She was promoted to Vice President and Controller in February 1998. She served as Financial Reporting Manager of Transworld Mortgage Corp., a mortgage service company, from February 1996 until December 1996 and at Arthur Andersen LLP from June 1988 until February 1996, most recently as Audit Experienced Manager. Ms. Costley is a certified public accountant.

         Donald J. Guedry, Jr. has been the Company's Treasurer since October 1996 and was appointed Vice President in November 1997. During the seven years prior to joining the Company, Mr. Guedry served in various treasury management positions for Weatherford Enterra, Inc. and a predecessor company.

OWNERSHIP BY MANAGEMENT AND CERTAIN SHAREHOLDERS

Management

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock by (i) all directors of the Company,
(ii) the chief executive officer and each of the other executive officers, and
(iii) all directors and executive officers as a group.


                                                                                  SHARES BENEFICIALLY OWNED
                                                                                      AT MARCH 15, 2000
                                                                               -----------------------------
                                                                                 NUMBER(1)          PERCENT
                                                                               -------------        --------
Thomas P. Richards......................................................        1,659,080(2)          1.0
William R. Ziegler......................................................        9,703,849(3)          5.9
William T. Donovan......................................................          660,938(4)           *
James K. B. Nelson......................................................        4,769,091(5)          2.9
Roy T. Oliver, Jr.......................................................       11,437,329(6)          6.9
Ivar Siem...............................................................          575,000(7)           *
Steven A. Webster.......................................................        9,699,849(8)          5.9
Edward S. Jacob, III....................................................          20,000(12)           *
Gary D. Lee.............................................................          146,173(9)           *
Ronnie E. McBride.......................................................         363,999(10)           *
David W. Wehlmann.......................................................         121,520(12)           *
Merrie S. Costley.......................................................          35,000(12)           *
Donald J. Guedry, Jr....................................................          47,156(11)           *
Directors and Executive Officers as a group
     (12 persons named above)...........................................      29,615,135             17.6

------------------------------------
* Indicates less than one percent.

(1) Each person has sole voting and investment power with respect to the shares of Common Stock listed, except as otherwise specified.

(2) Includes 859,080 shares of Common Stock underlying currently exercisable options, 400,000 shares of Common Stock and 400,000 shares of Common Stock underlying currently exercisable options owned by a limited partnership controlled by Mr. Richards for the benefit of his children.

(3) Includes 5,000 shares of Common Stock owned by Mr. Ziegler, 75,000 shares of Common Stock underlying currently exercisable options and 9,623,849 shares of Common Stock beneficially owned by SCP, of which Mr. Ziegler is a general partner.

(4) Includes 317,278 shares of Common Stock owned by Mr. Donovan, 75,000 shares of Common Stock underlying currently exercisable options, and 268,660 shares of Common Stock beneficially owned through Cambridge Associates, L.P., a Wisconsin limited partnership ("Cambridge"), of which Mr. Donovan is a general partner. Mr. Donovan disclaims ownership of 214,056 shares owned by Cambridge.

(5) Includes 4,695,091 shares of Common Stock owned by Mr. Nelson and 75,000 shares of Common Stock underlying currently exercisable options.

(6) Includes 9,545,462 shares of Common Stock owned by Mr. Oliver, 75,000 shares of Common Stock underlying currently exercisable options, 1,127,079 shares of Common Stock beneficially owned through U.S. Rig & Equipment, Inc., an entity that is wholly-owned and controlled by Mr. Oliver, 35,876 shares of Common Stock beneficially owned through Mr. Oliver's minor children and 653,912 shares of Common Stock owned by the Oliver Family Trust for the benefit of Mr. Oliver's children. Mr. Oliver disclaims beneficial ownership of shares of Common Stock owned by U.S. Rig and Equipment, his children and the trust.

(7) Includes 575,000 shares of Common Stock underlying currently exercisable options.

(8) Includes 1,000 shares of Common Stock owned by Mr. Webster, 75,000 shares of Common Stock underlying currently exercisable options, and 9,623,849 shares of Common Stock beneficially owned through SCP, of which Mr. Webster is a general partner.

(9) Includes 1,000 shares of Common Stock owned by Mr. Lee, 143,440 shares currently exercisable options and 1,733 shares of Common Stock held in the Grey Wolf Drilling Company 401(k) Plan (the "401 (k) Plan").

(10) Includes 362,000 shares of Common Stock underlying currently exercisable option and 1,999 shares of Common Stock held in the 401(k) Plan.

(11) Includes 1,000 shares of Common Stock owned by Mr. Guedry, 45,000 shares of Common Stock underlying currently exercisable option and 1,156 shares of Common Stock held in the 401(k) Plan.

(12) Except as otherwise, represents shares of Common Stock underlying currently exercisable options.

Certain Shareholders

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person, other than Company directors or executive officers, who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. See "Ownership by Management" for information regarding beneficial ownership of the Company's directors and executive officers.

                                                               SHARES BENEFICIALLY OWNED
                                                                   AT MARCH 15, 2000
                                                           --------------------------------
            NAME AND ADDRESS OF BENEFICIAL
              OWNER, IDENTITY OF GROUP                         NUMBER             PERCENT
----------------------------------------------------       ---------------      -----------

Somerset Capital Partners (1).......................       9,779,849(1)               5.9%
   69 Delaware Avenue
   Buffalo, New York 14202
     Thomas H. O'Neill, Jr..........................       9,623,849(2)               5.8%
Crabbe Huson Group, Inc.............................      10,265,974(3)               6.2%
     James E. Crabbe
     121 SW Morrison, Suite 1400
     Portland, Oregon 97204

----------------

(1) As reported on Schedule 13D (Amendment No. 3) dated June 17, 1999. Includes shares owned of record and shares underlying outstanding options owned by Messrs. Ziegler and Webster. See Notes 3 and 8 under the caption "Ownership by Management."

(2) Includes 9,623,849 shares of Common Stock owned by SCP. Mr. O'Neill is a general partner of SCP.

(3) As reported on Schedule 13G dated February 3, 2000. Such filing indicates that 10,265,974 shares of Common Stock are beneficially owned by the Crabbe Huson Group, Inc. (the "Crabbe Huson"). Crabbe Huson disclaims beneficial ownership of such shares.

                             EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following tables reflects the compensation for services to the Company for the years ended December 31, 1999, 1998, and 1997 for (i) the Chief Executive Officer of the Company, (ii) the four most highly compensated executive officers of the Company, other than the Chief Executive Officer and (iii) a former executive officer (the "Named Executive Officers").

                                                   ANNUAL COMPENSATION
                                ----------------------------------------------------------
                                                                               OTHER
                                                                              ANNUAL
                                                SALARY          BONUS       COMPENSATION(1)
NAME AND PRINCIPAL POSITION      YEAR             ($)            ($)              ($)
-----------------------------   -----           -------        -------      --------------
Thomas P. Richards...........    1999           375,000             --          --
  Chairman, President and        1998           375,000             --          --
  Chief Executive Officer        1997           300,000        200,000          --
Ronnie E. McBride............    1999           200,000             --          --
  Senior Vice President--        1998           200,000             --          --
  Operations                     1997           162,500         80,000          --
Forrest M. Conley, Jr (1)(3)..   1999           152,500             --        17,687
  Vice President--               1998           180,000             --          --
  Ark-La-Tex Division            1997           146,250         54,000          --

David W. Wehlmann............    1999           165,000             --          --
  Senior Vice President,         1998           165,000             --          --
  Chief Financial Officer        1997           109,550         33,000          --
    and Secretary
Edward S. Jacob, III (1).....    1999           145,625             --        16,316
  Senior Vice President -
  Marketing
Gary D. Lee..................    1999           150,000             --          --
  Vice President--               1998           150,000             --          --
  Human Resources                1997           107,917         47,500          --


                                               LONG TERM COMPENSATION
                                    --------------------------------------------
                                                AWARDS                  PAYOUTS
                                    --------------------------         ---------
                                    RESTRICTED                                          ALL OTHER
                                      STOCK                              LTIP        COMPENSATION(2)
NAME AND PRINCIPAL POSITION          AWARD(S)          OPTIONS          PAYOUTS            ($)
-----------------------------       ----------         -------          -------      --------------
Thomas P. Richards...........            --            500,000            --               8,994
  Chairman, President and                --            147,700            --               9,300
  Chief Executive Officer                --                 --            --               8,229
Ronnie E. McBride............            --            200,000            --               6,528
  Senior Vice President--                --             80,000            --               5,196
  Operations                             --                 --            --               6,341
Forrest M. Conley, Jr (1)(3)..           --            169,000            --               6,781
  Vice President--                       --             61,600            --               5,652
  Ark-La-Tex Division                    --                 --            --               6,639

David W. Wehlmann............            --            169,000            --               6,855
  Senior Vice President,                 --            114,300            --               8,351
  Chief Financial Officer                --                 --            --               4,782
    and Secretary
Edward S. Jacob, III (1).....            --            100,000            --                 441
  Senior Vice President -
  Marketing
Gary D. Lee..................            --            144,000            --               7,102
  Vice President--                       --             61,600            --               4,152
  Human Resources                        --            150,000            --               2,845

-----------------

(1)  Consists of cash amounts paid to the employee for relocation allowance.

(2) Consists of cash amounts contributed by the Company to match a portion of the executive's contributions under the 401(k) Plan and group term life insurance provided to employees.

(3) Mr. Conley, who had been the Senior Vice President - International Operations since September 1996, effective February 1, 1999 became an officer of one of the Company's operating subsidiaries and is no longer an executive officer of the Company.

EMPLOYEE OPTIONS

         Under the Company's 1982 Stock Option and Long-Term Incentive Plan for Key Employees (the "1982 Employee Plan") and 1996 Employee Stock Option Plan (the "1996 Employee Plan"), shares of Common Stock may be granted to executive officers and other employees. As of December 31, 1999, an aggregate of 4,719,525 options to purchase Common Stock were outstanding under the 1982 Employee Plan and 1996 Employee Plan and 4,940,975 options to purchase Common Stock remained available for future grant under these plans. During 1999, options to purchase 1,282,000 shares of Common Stock were granted to the Named Executive Officers under the 1996 Employee Plan.

         During 1999, no options to purchase shares of Common Stock were granted to the Named Executive Officers under the 1982 Employee Plan. The Board of Directors suspended the 1982 Employee Plan in March 1999. The suspension of the 1982 Employee Plan will not impair the rights of a holder of an outstanding option granted under the 1982 Employee Plan.

         OPTION GRANTS TABLE. Options granted in 1999 vest in equal installments of one-fifth on the first through the fifth anniversaries of the date of grant and expire 10 years from the date of grant. The following table provides information concerning stock options granted to the Named Executive Officers during the year ended December 31, 1999.

                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                                                    ANNUAL RATES OF STOCK PRICE
                                                                                                         APPRECIATION FOR
                                                          INDIVIDUAL GRANTS                                OPTION TERM
                                          ----------------------------------------------------      ---------------------------
                                                        % OF TOTAL
                                          NUMBER OF      OPTIONS
                                          SECURITIES    GRANTED TO
                                          UNDERLYING     EMPLOYEES
                                           OPTIONS          IN         EXERCISE     EXPIRATION
                                           GRANTED      FISCAL YEAR      PRICE          DATE            5%            10%
                                          ----------    -----------    --------     ----------       --------       --------
Thomas P. Richards ..................      500,000         21.9%         .9375        02/15/09       $294,797       $747,047
Ronnie E. McBride ...................      200,000          8.8%         .9375        02/15/09        117,919        298,819
Forrest M. Conley, Jr ...............      169,000          7.4%         .9375        02/15/09         99,641        252,502
David W. Wehlmann ...................      169,000          7.4%         .9375        02/15/09         99,641        252,502
Edward S. Jacob III .................      100,000          4.4%         .8750        01/18/09         55,029        139,449
Gary D. Lee .........................      144,000          6.3%         .9375        02/15/09         84,902        215,150


         OPTION EXERCISES AND YEAR-END OPTION VALUES. The following table sets forth information with respect to options exercised by each of the Named Executive Officers during 1999 and the value at December 31, 1999 of unexercised options by such individuals. The value of unexercised options reflects the increase in market value of Common Stock from the date of grant through December 31, 1999 (when the fair market value of Common Stock was $2.875 per share). The actual value realized upon option exercise will depend on the value of the Common Stock at the time exercised.



                                 OPTIONS EXERCISED               NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED IN-THE-
                                    DURING 1999                OPTIONS HELD AT YEAR END              MONEY OPTIONS AT YEAR END
                             ------------------------       --------------------------------     --------------------------------
                              SHARES           VALUE
                             ACQUIRED        REALIZED       EXERCISABLE        UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
                             --------      ----------       -----------        -------------      -----------      -------------
Thomas P. Richards ..           0            $    --        1,259,080(1)          888,620(2)       $1,706,250       $1,325,000
Ronnie E. McBride ...           0                 --          362,000             288,000             465,000          420,000
Forrest M. Conley, Jr           0                 --          268,440             282,160             204,238          320,700
David W. Wehlmann ...           0                 --          121,520             231,780              89,863          278,200
Edward S. Jacob III .           0                 --           20,000              80,000              40,000          160,000
Gary D. Lee .........           0                 --          143,440             212,160              55,800          223,200

---------------------
(1) Includes 400,000 exercisable options owned by a limited partnership controlled by Mr. Richards for the benefit of his children.

(2) Includes 200,000 unexercisable options owned by a limited partnership controlled by Mr. Richards for the benefit of his children.

                         COMPENSATION COMMITTEE REPORT


TO OUR SHAREHOLDERS

         The compensation committee of the Board of Directors (the "Committee") exists to develop executive compensation policies that support the Company's strategic business objectives and values. The duties of this committee include:

         o Review and approval of the design of executive compensation programs and all salary arrangements that Company executives receive;
         o Assessment of the effectiveness of the programs in light of compensation policies; and
         o        Evaluation of executive performance.

COMPENSATION PHILOSOPHY

         The Committee adheres to an executive compensation philosophy that supports the Company's business strategies. These strategies are to:

         o        Increase stockholder value;
         o        Strengthen cash flow; and
         o Be the leading provider of products and services within our markets.

         The Committee's philosophy for executive compensation is to:

         o Emphasize at-risk compensation, while balancing short-term and long-term compensation to support the Company's business and financial strategic goals;
         o Reflect positive, as well as negative, Company and individual performance in pay;
         o Encourage equity-based compensation to reinforce management's focus on shareholder value; and
         o Provide competitive pay opportunities that will attract, retain, and develop executive talent.

         Company executives participate in a comprehensive compensation program that is built around this four- pronged philosophy. The key components of this program include base salary, annual bonus opportunities and long-term stock based incentives.

         Each of these components is reviewed by the Committee. The ensure the Company's pay is comparable to market practices, competitive market data is collected from multiple external sources on comparable drilling companies. This market information, which is reviewed annually by the Committee, is used for assessing all components of the Company executives' pay.

BASE SALARY

         Generally, salaries reflect an individual's level of responsibility, prior experience, breadth of knowledge, personal contributions (past and future), position within the Company's executive structure, and market pay practices. Overall, salaries are targeted at the median of the market practice, with annual adjustments based upon performance. When making annual adjustments, a qualitative assessment of performance is conducted, which considers many factors including individual performance, both past and present. The factors used in making this evaluation may vary by position.

         Mr. Richards' 1998 annual base salary was $375,000. For 1999, Mr. Richards did not receive any increase in base salary. However, as discussed below, Mr. Richards did receive options to purchase Common Stock for his guidance and service to the Company during the recent downturn. Mr. Richards' total compensation package remains heavily weighted toward equity based incentives in the form of stock options.

ANNUAL BONUS

         To support its short-term financial focus, the Company provides annual bonus opportunities. For fiscal year 1999, as in the prior year, annual bonuses were based on the achievement of a minimum level of Company financial performance as well as the Committee's evaluation of the Named Executives' performance. The Committee believes the goals associated with bonus payments are achievable yet require considerable effort and innovation on the part of each executive. Named Executives only receive payments under the plan if the minimum level of financial performance is reached. If the minimum level of financial performance is exceeded, bonus payments are increased. Bonus awards are considered when the Committee reviews the Company's financial performance after the close of the fiscal year.

         For fiscal years 1998 and 1999, neither Mr. Richards nor any other Named Executive received an annual bonus. The absence of annual bonuses reflect the overall depressed market conditions in the land drilling industry. This does not reflect the performance of Mr. Richards or any other Named Executive.

LONG-TERM INCENTIVES

         The Company's 1996 Employee Stock Option Plan provides executives with equity-based opportunities to earn additional compensation based upon Company and stock performance over the mid- to long-term. Use of such incentives focuses management on the long-term interest of shareholders. The Committee considers multiple factors when determining award sizes.

         Stock options are granted to Company executives to provide and equity-based incentive component to their compensation. Under the Company's 1996 Employee Stock Option Plan, stock options are granted at exercise prices equal to fair market value of the underlying Common Stock on the date of grant. Executives do not realize value unless the stock price rises above the price on the date of grant. This reflects the Company's focus on increasing shareholder value.

         During the fiscal year 1999, Mr. Richards received a grant of options to acquire 500,000 shares of Common Stock at the exercise price of $0.9375 per share. In fiscal 1998, Mr. Richards was granted options to purchase 147,700 shares of Common Stock. As discussed above, annual bonuses were not awarded based on current industry and market conditions, however, Mr. Richards and the other Named Executives received larger option grants for their continued service to, and guidance of, the Company during the industry downturn. This option grant was priced at fair market value of the underlying common stock on the date of grant, and reflect the Committee's continued focus on the "at risk" component of Mr. Richards' and the Named Executives total compensation.

CONCLUSION

         The Committee believes these executive compensation policies and programs serve the interests of shareholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the shareholders' benefit.

         We will continue to monitor the effectiveness of the Company's total compensation programs to meet the current needs of the Company.

COMPOSITION OF THE COMMITTEE.

         Non-management members of the Committee owned, controlled or represented an aggregate of 15,043,940 shares, or approximately 9.1% of the Common Stock outstanding and, accordingly, also maintain a substantial interest in the Company's financial performance.

                                      Compensation Committee

                                            James K.B. Nelson
                                      -----------------------------------------
                                            Ivar Siem
                                      -----------------------------------------
                                            Steven A. Webster
                                      -----------------------------------------

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Of the members of the Committee, who are identified in the preceding paragraph, none have ever been an employee of the Company except Ivar Siem, who was acting President and Chief Executive Officer of the Company from April 1996 through August 1996. Mr. Siem has also served as Chairman of the Board of Directors from August 1995 to November 1998.

EMPLOYMENT AGREEMENTS

         Messrs. Richards, McBride, Conley and Lee were employed under agreements pursuant to which each received (i) an annual salary of $275,000, $150,000, $140,000, and $130,000, respectively, and (ii) a bonus at the sole discretion of the Board of Directors. In October 1997, the Board of Directors approved increases in the annual salaries of Messrs. Richards, McBride, Conley and Lee to $375,000, $200,000, $180,000, and $150,000, respectively. In
February 1998, the Company entered into an employment agreement with Mr. Wehlmann by which he would receive (i) an annual salary of $165,000 and (ii) a bonus at the sole discretion of the Board of Directors. Effective February 1, 1999, Mr. Conley's salary was decreased to $150,000 as a result of his change in job duties and responsibilities. Each of these employment agreements also provided for the grant of options to purchase Common stock as set forth above under "--Employee Options." The employment agreement for Mr. Richards was renewed by its terms for a period of three years in September 1999. The employment agreements for each of Messrs. McBride and Conley were renewed by their terms for a period of one year in September 1999. The employment agreements for Messrs. Wehlmann and Lee were renewed by their terms for a period of one year in February and March 2000, respectively. Mr. Jacob was employed under an agreement pursuant to which he would receive (i) an annual salary of $150,000 and (ii) a bonus at the sole discretion of the Board of Directors. The Board of Directors approved an increase in salary to $165,000 in November 1999 and the agreement was renewed for a period of one year in January 2000. Pursuant to the employment agreements, in the event of a "Change in Control" (as defined) or other termination if without cause, each of these executives shall be paid the greater of (i) his annual salary and bonus for the number of months remaining under the term of the employment agreement, and (ii) his annual salary for a period of one year (three years in the case of Mr. Richards).

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, executive officers, and shareholders who own more than 10% of the Common Stock, are required to file reports of stock ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange (the "AMEX") and to furnish the Company with copies of all such reports they file. The Company believes that during 1999, all filing requirements applicable to its directors, executive officers and greater than 10% shareholders were complied with.

STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder returns on the Common Stock, the AMEX market value index and a Peer Group Index. The graph assumes that $100 was invested on December 31, 1994, in the Common Stock and in each index and that any cash dividends were reinvested. The Company has not declared any dividends during the period covered by this graph.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
      AMONG GREY WOLF, INC., THE AMEX MARKET VALUE INDEX AND A PEER GROUP



                                    [GRAPH]



                         DEC-94       DEC-95       DEC-96      DEC-97      DEC-98      DEC-99
Grey Wolf, Inc.         $ 100.00     $ 100.00     $ 375.00    $ 725.00    $ 100.00    $ 383.33
Peer Group (1)          $ 100.00     $ 142.49     $ 256.72    $ 381.49    $ 160.06    $ 307.59
AMEX Market Value       $ 100.00     $ 126.42     $ 134.50    $ 163.13    $ 165.96    $ 214.80





(1) Consists of Nabors Industries, Inc., Parker Drilling Company, UTI Energy Corp., Helmerich & Payne, Precision Drilling Corporation and Patterson Energy, Inc. All of the members of the Peer Group are providers or contract oil and gas land drilling services, with revenues comparable to the Company.

         This graph depicts the past performance of the Common Stock and in no way should be used to predict future performance. The Company does not make or endorse any predictions as to future share performance.

         The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

INDEPENDENT ACCOUNTANTS

         KPMG LLP, certified public accountants, have served as the independent auditors of the Company since October 1996. It is not proposed that any formal action be taken at the Meeting with respect to the continued employment of KPMG LLP, inasmuch as no such action is legally required. Representatives of KPMG LLP plan to attend the Meeting and will be available to answer questions, and will have an opportunity to make a statement if they so desire, although it is not expected that any statement will be made.

DISTRIBUTION OF ANNUAL REPORTS TO SHAREHOLDERS

         The annual report to shareholders covering the fiscal year ended December 31, 1999, has been mailed to each shareholder entitled to vote at the Meeting.

SHAREHOLDER PROPOSALS

         Any shareholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company's 2000 annual meeting of shareholders is required to submit such proposals to the Company on or before December 8, 2000.

         Shareholders that intend to present a proposal that will not be included in the proxy statement for the Company's 2000 Meeting must give written notice of a shareholder's intent to submit such a proposal on or after December 8, 2000 but not later than February 6, 2001. The notice submitted by a shareholder should include a statement that the proponent intends to solicit the necessary percentage of shareholder votes to carry the proposal supported by evidence that the stated percentage will actually be solicited.

COST OF SOLICITING PROXIES

         The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone for which they will receive no additional compensation. Brokerage houses, banks and other custodians, nominees will be reimbursed for their customary out-of-pocket and reasonable expenses incurred in forwarding proxy materials to their clients who are beneficial owners of Common Stock.


                                   By Order of the Board of Directors,



                                   DAVID W. WEHLMANN,
                                   Secretary

April 4, 2000

(FRONT SIDE OF PROXY CARD)

PROXY                              GREY WOLF, INC.                         PROXY

     PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2000 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 9, 2000


     The undersigned shareholder of Grey Wolf, Inc., a Texas corporation (the "Company"), hereby appoints Thomas P. Richards, David W. Wehlmann, and each of them, with full power of substitution, the attorneys and proxies of the undersigned to vote all of the shares of common stock, par value $.10 per share, of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Adam's Mark Hotel, 2900 Briarpark Drive, Houston, Texas 77042 on May 9, 2000 at 8:30 a.m., Houston time, and at any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE CLASS I NOMINEES AS SET FORTH ON THE REVERSE AS DIRECTORS NOMINEES AND FOR EACH OF THE OTHER PROPOSALS.

THIS PROXY IS TO BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTION, THIS PROXY WILL BE VOTED FOR THE ELECTION OF FRANK A. BROWN, WILLIAM T. DONOVAN AND THOMAS P. RICHARDS AS CLASS I DIRECTORS.

                  IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE


                   PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD
                            BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                                 GREY WOLF, INC.

                                   MAY 9, 2000

(REVERSE SIDE OF PROXY CARD)

A [X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. Election of           FOR (except as               WITHHOLD               Nominees:        Frank A. Brown
    Class I              marked to the                  VOTE                                  William T. Donovan
Directors                contrary below)                                                      Thomas P. Richards

                               [ ]                      [ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line below.)


-----------------------------

2. As such proxies may in their discretion determine upon such other matters (including procedural and other matters relating to the conduct of the meeting), as may properly be presented to the annual meeting and any adjournments or postponements thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.


Signature(s) of Shareholder                                       Dated this
                            -----------------------------------
              day of                        , 2000.
-------------        -----------------------


Note: Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.